EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      NINE MONTHS ENDED
                                Aug. 4,    July 29,  Aug. 4,  July 29,
                                 2001      2000      2001      2000

NET EARNINGS
  Basic net earnings            $  4,659  $ 13,604  $ 23,337  $ 38,552
  Add:  Distributions on
   Preferred Securities,
   net of tax                          -         *     1,563     2,086     *
3,380

  Diluted net earnings             4,659    15,167    25,423    41,932

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             26,746    27,427    26,690    27,358
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                     -         *     4,578     2,071     *
3,382
  Add:  Shares issuable from
   assumed exercise of options       577       855       423       985

  Diluted weighted average
   shares outstanding             27,323    32,860    29,184    31,725


NET EARNINGS PER SHARE

  Basic                         $    .17  $    .50  $    .87  $   1.41
  Diluted                       $    .17  $    .46  $    .87  $   1.32


* - For the quarter ended August 4, 2001, the assumed conversion of convertible preferred securities was antidilutive, and, accordingly, those shares and the add-back of the distributions were excluded from the diluted earnings per share calculation.